News Release

For Immediate Release

Company Contact:

Jerry D. Cash, Chairman and Chief Executive Officer

David E. Grose, Chief Financial Officer

Phone: (405) 600-7704

Website: www.qrcp.net

Correction: Quest Resource Announces Third Quarter 2007 Results

OKLAHOMA CITY – November 12, 2007 – Quest Resource Corporation (NASDAQ: QRCP), the largest operating company in the Cherokee Basin, provided today an update on its financial results for the quarter-ended September 30, 2007. Net sales volumes for the quarter ended September 30, 2007 were 4,554 MMcfe, up 37% from the year ago period. The Company provided selected financial and operating data below in a comparative format for the quarters ended September 30, 2006 and 2007.

SELECT FINANCIAL AND OPERATING DATA
For The Quarters Ended September 30, 2006 and 2007
(Dollars in thousands, except per share data)

	Quarters Ended
	September 30
	2006	2007
	(unaudited)
Total Revenue	$16,705	$30,277
Net Income (Loss) Before Minority Interest	(10,073)	2,549
Minority Interest	—	(576)
Net Income (Loss)	(10,073)	1,973
Net Income (Loss) Per Share Basic	(0.46)	0.09
Net Income (Loss) Per Share Diluted	(0.46)	0.09
Operating Income (Loss)	(2,785)	5,064

EBITDA[1]	5,090	14,340

Weighted Average Shares Outstanding Basic	22,123,514	22,296,179
Weighted Average Shares Outstanding Diluted	22,123,514	22,308,139

Net Sales Volumes (MMcfe)	3,331	4,554
Average Price Received per Mcfe (including hedges)	$4.56	$5.43
Wells Drilled	149	192
Wells Recompleted	39	13
Wells Connected	194	199
Pipeline Miles Constructed	106	107
Well Completion %	99%	99%
Total Expenditures[2]	$44,608	$49,181

1 – A reconciliation of Net Income to EBITDA follows this news release.

2 – Capital expenditures represent cash transactions

Management Comments

Jerry Cash, Chief Executive Officer of Quest Resource said, “We have continued with our development program and connection of our wells through Quest Midstream in the third quarter and the successful execution of this development program drove a 37% increase in our net sales volumes from the year ago quarter to 4,554 MMcfe from 3,331 MMcfe”. This is an average of 49.5 MMcfe per day for the third quarter of 2007 as compared to 36.2 MMcfe per day for the third quarter of 2006. We expect to continue our active drilling and completion program for the remainder of the year and are on track to achieve our goal of 558 well connections for the year.”

Conference Call

Quest will host a conference call to discuss 2007 third quarter operating and financial results on Tuesday, November 13, 2007 at 4:00 p.m. Eastern time. There will be a question and answer period following the presentation.

Call:	866-322-9730 (US/Canada) and 706-679-6054 (International)
Passcode 23471372

Internet:	Live and rebroadcast over the Internet: simply log on to www.qrcp.net

Replay:	Available through November 15, 2007 at 800-642-1687 (US/Canada) and 706-645-9291 (International) using passcode 23471372 and at www.qrcp.net

About Quest Resource Corporation

Quest Resource is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma. The Company is a fully integrated E&P company, operating more than 1,900 producing wells which produce into its controlled 1,800+ mile gathering pipeline system, and utilizes its own fleet of completion equipment to meet its drilling and completion program. Quest currently has more than 2,200 locations in its drilling inventory. For more information, visit the Quest Resource website at www.qrcp.net.

Forward-Looking Statements

Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out the Company’s anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition, general market conditions, and other risks detailed in Quest’s filings with the Securities and Exchange Commission. You can find Quest’s filings with the Securities and Exchange Commission at www.qrcp.net or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.

Reconciliation of Net Income to EBITDA

EBITDA, which is Earnings before interest, income taxes and depreciation, depletion and amortization expense, is presented because it is used by us for, among other things, determining compliance with certain bank covenants, and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of GAAP results, to compare the performance of companies. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.

Reconciliation of Net Income to EBITDA
For the Quarters Ended September 30, 2006 and 2007
(in thousands)
	Quarters Ended September 30,
	2006	2007
	(unaudited)
Net Income (Loss)	$(10,073)	$$1,973
Minority Interest	--	576
Interest Expense, Net	6,956	8,054
Income Tax Expense	—	—
Depreciation, Depletion & Amortization Expense	7,875	9,276
Change in Derivative Fair Value	332	(5,539)
EBITDA	$5,090	$$14,340